PERMIAN ENERGY SERVICES, L. P.
P.O. Box 433
Andrews, Texas 79714
Office: (432) 523-2929   Fax: (432) 523-2803





December 24, 2004

Mr. Blair Merriam
Wyoming Energy Corporation
Torrington, Wyoming

Re:	Assignment of Partial Ownership Rights of the DayStar Oil & Gas
Contract for the Humble Cap Rock Leases

Dear Mr. Merriam:

This Agreement ("AGREEMENT") memorializes discussions between Permian Energy Services, L.P. hereinafter referred as ("PES") and the Wyoming Energy Corporation, hereinafter referred to as ("WEC") relating to the assignment of the identified ownership percentage of the DayStar Oil & Gas contract for the development of the Humble Cap Rock Leases, See Attachment "A".

The "Humble Cap Rock Leases" consist of approximately 50 acres and all indigenous well bores, right-of-ways, mineral rights in the shallow producing zones (less than 1000'), surface equipment, pipeline gathering lines, or any other related right, option, or privilege relating to the defined perimeters of the lease hold acreage. Specific leases on the Cap Rock Property include the Cherry and Coe leases. Estimated Proved Undeveloped Reserves ("PUD's") are 600 Barrels per acre foot. With an average net pay of 60 feet, this makes for 36,000 Barrels per acre or 1.8 million barrels of oil on the 50 acres. A full inventory of assets and legal description of all property will be provided by DayStar.

I.  Assignment of the DayStar Oil & Gas Contract

A. PES agrees to assign FIFTY PERCENT (50%) ownership of the DayStar Oil & Gas Contract to WEC depending upon the amount and schedule of the funding commitment on the part of WEC.

B. Accounting formats and procedures shall be supervised and approved by both PES and WEC.

C. PES and WEC recognize the element of risk in any oil and gas venture. PES makes no claims of overall success of the Thermal Pulse technology as it pertains to the DayStar Humble Cap Rock Project. Furthermore, PES makes no guarantees as to the repayment of investment on the part of WEC or its investors.



Initialed: PES_________


         WEC_________


II.   Phase One Funding Commitment and Ownership Percentages

A. Phase One Funding shall cover all projected costs for the Test & Evaluation Period of the Humble Cap Rock Development.

B. On or before December 28, 2004, WEC will contribute a minimum of FORTY THOUSAND DOLLARS ($40,000) into PES's checking account at the National Bank of Andrews, Andrews, Texas. In the event that WEC fails to make this payment on or before December 28, 2004, this AGREEMENT will be cancelled in its entirety.

C. On or before January 5, 2005, WEC will contribute an additional TWENTY THOUSAND DOLLARS ($20,000) into the PES checking account. In the event that WEC fails to make this payment on or before January 5, 2005, this AGREEMENT will be cancelled in its entirety and WEC shall forfeit any money and ownership rights to equipment, production payments, and future options regarding the DayStar Humble Cap Rock Project.

D. On or before January 20, 2005, WEC will contribute an additional TWENTY THOUSAND DOLLARS ($20,000) into the PES checking account. In the event that WEC fails to make this payment on or before January 15, 2005, this AGREEMENT will be cancelled in its entirety and WEC shall forfeit any money and ownership rights to equipment, production payments, and future options regarding the DayStar Humble Cap Rock Project.

E. On or before January 30, 2005, WEC will contribute an additional ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) into the PES checking account.

1. In the event that WEC fails to make this payment on or before January 30, 2005, this AGREEMENT will be cancelled in its entirety and WEC shall forfeit any ownership rights to production payments and to future options regarding the DayStar Humble Cap Rock Project and PES assets.

2. PES shall be free to solicit other third party funding to complete the Test and Development Period.

3. Should WEC default on this final payment, PES will repay the WEC investment as per Section IV F-1.

F. All payments out of this account will be pre-approved by a mutually agreed upon system of Authorization For Expenditures (AFE). Projected expenditures are detailed in Attachment "B".

G. All revenues from the oil and gas sales from the Humble Cap Rock Project will be deposited into this same account.

H. Net ownership of DayStar Humble Cap Rock is defined as FIFTY PERCENT (50%) of either the production revenue during the Test & Evaluation Period and/or FIFTY PERCENT (50%) of the Working Interest should both PES and WEC exercise their purchase option.

Initialed: PES_________

WEC_________



1. During the Test & Evaluation Period, WEC shall be entitled to all revenue generated during the ninety-day period provided all payment amounts are made within the prescribed time periods. This represents FIFTY PERCENT (50%) of the net, production revenue of the entire project.
2.   DayStar will be entitled to the other FIFTY PERCENT (50%).
3. PES will be compensated through budgeted salaries and expense reimbursements.

III.   Cancellation

A. In the event that the Thermal Pulse Unit fails to economically generate oil production, WEC will have the arbitrary right to terminate its involvement in the DayStar Humble Cap Rock Project.

B. Should WEC elect to terminate its involvement, WEC shall be allowed to reclaim any remaining investment money in the PES account.

IV.   Phase Two Funding and Ownership Percentage

A. Following a successful Phase One program, Phase Two Funding shall refer to the money needed for well expansion and development of the DayStar leases.

B. Should PES and WEC mutually decide to exercise their purchase option of the Working Interest in the Cap Rock Leases, Phase Two Funding shall be required.

C. The available Working Interest available to PES/WEC on the Humble Cap Rock Project will be FIFTY PERCENT (50%); the Net Revenue Interest available to PES/WEC is THIRTY SEVEN AND ONE HALF PERCENT (37.5%).

D. Upon mutual agreement to purchase the FIFTY PERCENT (50%) Working
Interest, WEC shall contribute up to an additional TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000) in cash and/or bank guarantees for the development of the Cap Rock Leases.

1. Payment of this Phase Two funding shall occur within three (3) business days of signing the purchase agreement with DayStar.

2. Disbursement will be done through mutually agreed upon AFE's.

E. Should both WEC and PES mutually agree to exercise their purchase option for the Working Interest of the Cap Rock leases, WEC will be entitled to THIRTY SEVEN AND ONE HALF PERCENT (37.5%) of the net revenue payment and PES will be entitled to TWELVE AND ONE HALF PERCENT (12.5%) of the net revenue payment until WEC recovers its total "out of pocket" investment. Following the repayment of WEC's total investment, the ownership percentages shall change to WEC receiving TWENTY FIVE PERCENT (25%) and PES receiving TWENTY FIVE PERCENT (25%).

a. The payment to either WEC or PES shall be subject to the monthly debt service to DayStar for the purchase price of TWO HUNDRED THOUSDAND DOLLARS ($200,000).

Initialed: PES_________

WEC_________

b. The payment to either WEC or PES shall be subject to their proportionate share of the Lease Operating Expenses.

F. Should PES or WEC collectively decline to participate in the purchase of the Working Interest, each party will be free to seek other funding options or to self fund the purchase agreement and Phase II development.

a. In the event WEC declines to participate yet PES wants to continue forward, PES will repay WEC ONE HUNDRED PERCENT (100%) of the investment spent on the Humble Cap Rock Project excluding personal expenses. Repayment shall be in the form of a ONE year note, payable in equal installments and charged an annual interest rate of TEN PERCENT (10%).

b. In the event that PES declines to participate yet WEC wants to continue forward, WEC will pay PES as per Section V-A.

V. Options and Exclusions

A. PES shall grant to WEC the Right of First Refusal on any future development with DayStar in Humble, Texas area at the same formula as the Cap Rock Project.

B. PES shall grant to WEC the option to purchase its entire ownership position for the Humble Salt Dome Project for the following:

1. Cash Payment of $100,000
2. TWO MILLION (2,000,000) shares of common stock of WEC.
3. TWO MILLION (2,000,000) warrants for future common stock purchases at FIFTEEN CENTS ($.15) per share.
4. This option period shall be for a period of three (3) months beginning January 1, 2005.

C. PES shall grant to WEC the right to participate at a minimum ownership position of FIVE PERCENT (5%) in any future project utilizing the Thermal Pulse Unit on an "in-situ" stimulation project in the state of Texas in which PES solicits other third party contributions.

1. Cost for any ownership percentages will be determined by PES as it relates to the size and amount of the offering at the time.

2. This option shall be for a period of TWO (2) years beginning on the date in which WEC first contributes to the Humble Cap Rock Project.

VI.  Future Corporate Merger Potential

A. PES and WEC agree that it is the ultimate goal to merge both companies and their respective assets. Both parties agree to negotiate in good faith so as to finalize a mutually acceptable merger within a six (6) month time period beginning January 1, 2005.

B. PES and WEC will operate as separate entities until such a time as there is a legal and fully executed purchase or merger agreement between PES and WEC.

Initialed: PES_________

WEC_________



1. Terms of the purchase or merger agreement will be subject to mutual consent of both PES and WEC.
2. Valuation of PES shall reflect market conditions of PES's oil and gas reserve base and PES's long term contracts for mobile well treating.

C. Should PES and WEC agree on a corporate buyout or merger, PES will become a wholly owned subsidiary of WEC and shall retain its ownership of the BI-Comp Contract and all patents owned by PES. PES will act as the operations entity for any field development work and all individual well treating.

D. The merger between PES and WEC will include funding criteria, stock options, management bonuses, Board of Director Positions (minimum of two), and performance goals.

This AGREEMENT represents in total the terms and conditions of the contract between PES and WEC. This AGREEMENT supercedes and cancels any previous agreement, either verbal or written, between the two parties. This AGREEMENT cannot be changed or modified without prior, written acceptance of both PES and WEC.

In the event that PES and WEC enter into irreconcilable differences, both parties agree to accept the decision of an independent panel of industry savvy arbitrators to be no more in number than three (3) and to be chosen under the standard procedures and guidelines of the National Board of Arbitration. Each party will have the right to choose one (1) member of the panel with the third member being chosen by an independent advocate of the Board of Arbitration.

If the above terms are acceptable to both parties, signatures in the designated space attest to approval and confirmation to the terms of this AGREEMENT.


Sincerely,
Permian Energy Services, L.P.

By _________________________________
	R. J. Clark
	Managing Member


AGREED TO AND ACCEPTED

this         day of December, 2004:


By _________________________________
	Blair Merriam
	Chairman